Exhibit 10.1

--- Only to be issued to Named Executive Officers ---

DOLLAR TREE, INC.
NAMED EXECUTIVE OFFICER
OPTION AGREEMENT
(FOR TIME-VESTED AND PERFORMANCE-BASED AWARDS)

NOTE: This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Option in accordance with the Company’s 2003 Equity Incentive Plan or 2004 Executive Officer Equity Plan, as applicable.

THIS AGREEMENT (“Agreement”), is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Dollar Tree, Inc. (“Company”).

A. The Company maintains both the 2003 Equity Incentive Plan (“EIP”) and the 2004 Executive Officer Equity Plan (“EOEP”).

B. The Participant has been selected by the committee administering the EIP and EOEP (“Committee”) to receive a Non-Qualified Stock Option Award under one of these plans.

C. Key terms and important conditions of the Award are set forth in the cover letter (“Grant Letter”) which was delivered to the Participant at the same time as this document. This Agreement contains general provisions relating to the Award. The Grant Letter specifies whether the Award is issued under the EIP or the EOEP (whichever is applicable, the “Plan”).

IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is the individual named in the Grant Letter.

(b) The “Grant Date” is the date of the Grant Letter.

(c) The “Covered Shares” is that number of shares of the Company’s Stock specified in the Grant Letter.

(d) The “Exercise Price” is the price per common share set forth in the Grant Letter.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2. Award and Exercise Price. This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Shares at the Exercise Price per share. The Option is not an “incentive stock option” as that term is used in Code section 422.

3. Date of Exercise. Subject to the limitations of this Agreement, the Option shall be exercisable in accordance with the terms set forth in the Grant Letter. An Option shall not become exercisable on the otherwise applicable vesting date if the Participant’s Date of Termination (as defined in paragraph 8) occurs on or before such vesting date. Notwithstanding the foregoing provisions, however, the Option shall become exercisable with respect to the Covered Shares (to the extent it is not then otherwise exercisable) as follows:

(a) The Option shall become fully exercisable upon the Participant’s Date of Termination, if the Participant’s Date of Termination occurs by reason of the Participant’s death, Retirement or Disability.  Notwithstanding the foregoing, if the Option is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the Option shall become exercisable under this paragraph 3(a) only as of the applicable vesting date (assuming achievement of the performance objectives), with the number of Covered Shares exercisable pro-rated based on the ratio of actual months of employment by the Participant to the total number of months in the applicable vesting schedule, if any.

(b) The Option shall become fully exercisable upon a Change in Control, if (i) the Participant’s Date of Termination does not occur before the Change in Control and (ii) the Committee determines to accelerate such exercisability.  Notwithstanding the foregoing, if the Option is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the amount of Covered Shares subject to accelerated vesting under this paragraph 3(b) shall not exceed the pro rata amount based on the ratio of actual months of employment by the Participant to the date of the Change of Control to the total number of months in the applicable vesting schedule, if any.  The accelerated vesting of such pro rata portion is subject to attaining the performance objectives, with partial settlement of the Option to occur as soon as practical after the Compensation Committee certifies attainment of the goals.  If the Committee determines to accelerate vesting of such Option in this manner, then the remainder of the Covered Shares shall be unaffected, with full vesting of such remaining Covered Shares on the applicable vesting date (only if the performance objectives have been met).

The Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares as to which it was exercisable immediately prior to the Date of Termination, or as to which it became exercisable on the Date of Termination in accordance with this paragraph 3.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be earliest to occur of:

(a) the ten year anniversary of the Grant Date;

(b) if the Participant’s Date of Termination occurs by reason of death, Disability or Retirement, the ten year anniversary of the Grant Date;

(c) if the Participant’s Date of Termination occurs for reasons other than “cause,” death, Disability, or Retirement, the 90-day anniversary of such Date of Termination;

(d) if the Participant’s Date of Termination occurs for “cause,” the Date of Termination; or

(e) the date on which the Committee determines the Participant materially violated (i) the provisions of paragraph 10 below or (ii) any non-competition agreement which the Participant may have entered into with the Company.

5. Method of Option Exercise.

(a) Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Chief People Officer (or such other party as the Company may designate) of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election.

(b) Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock that have been owned by the Participant for at least six (6) months and are otherwise acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and

(ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(c) The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

(d) The Option does not include and may not be amended to include any feature for the deferral of compensation other than the income that may be deferred until the exercise of the Option, or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested.

6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

7. Transferability.

(a) Except as otherwise provided in paragraph 7(b), the Option is not transferable and during the Participant’s life, may be exercised only by the Participant. Transfers at death are governed by paragraph 9(c) below.

(b) The Participant, with the approval of the Committee, may transfer the Option during his or her lifetime for no consideration to or for the benefit of the Participant’s Immediate Family, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.

(c) The term “Immediate Family” shall mean Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. The following transactions are not prohibited transfers for consideration: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by the Immediate Family (or the Participant) in exchange for an interest in that entity.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a) Change in Control. Notwithstanding the definition of the term “Change in Control” contained in the Plan and as permitted by Article 5 of the Plan, for the purposes of this Agreement, the term “Change of Control” shall mean (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (iii) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 50% of the issued and outstanding Common Stock of the Company, or (iv) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 50% of the outstanding shares of the surviving company after the transaction.

(b) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(d) Retirement. “Retirement” of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age fifty-nine (59) years, six (6) months, following at least seven (7) years of service.

(e) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Binding Effect; Heirs and Successors.

(a) The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c) If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Disclosure of Information. The Participant recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Participant’s duties. The Participant will not, before or after his Date of Termination, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Participant make use of such Confidential Information for the Participant’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Participant’s Date of Termination; provided that this prohibition shall not apply after the Participant’s Date of Termination to Confidential Information that has become publicly known through no action of the Participant. The Participant shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Participant or coming into his or her possession, and shall deliver the same to the Company on the Date of Termination or, on demand of the Company, at any earlier time.

11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more of Committee members or any other person or persons selected by the Committee.

12. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief People Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13. No Implied Rights.

(a) The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(b) The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

14. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

16. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

17. Governing Law; Jurisdiction. This Agreement shall be governed by the law of the Commonwealth of Virginia without giving effect to the choice-of-law provisions thereof. The Circuit Court of the City of Norfolk and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The parties hereby consent to the jurisdiction of such courts.